Exhibit 99.1

PRESS RELEASE | January 4, 2023 | NASDAQ:PLL

PIEDMONT LITHIUM EXPANDS BOARD OF DIRECTORS

Christina Alvord and Michael Bless appointed to newly created directorships

BELMONT, NC, January 4, 2023 – Piedmont Lithium (“Piedmont” or “the Company”) (Nasdaq:PLL; ASX:PLL), a leading global developer of lithium resources critical to the U.S. electric vehicle (“EV”) supply chain, today announced that the Company’s Board of Directors (“Board”) has voted to increase the size of the Board from five to seven directors, adding two new directors, effective January 3, 2023. Christina Alvord and Michael Bless have been appointed to these positions, providing additional executive, operational, and strategic guidance to the Company as it advances in its mission to supply the U.S. with lithium hydroxide from a global portfolio of projects.

“We are honored to welcome Christy and Mike to the newly-created directorships,” said Jeff Armstrong, Chairman of the Board for Piedmont. “Their extensive knowledge and backgrounds will be key as we and our partners look toward our targeted timeline of bringing lithium production online in 2023, 2024, 2025, and 2026.”

President and CEO of Piedmont Keith Phillips echoed Armstrong’s remarks, “Christy and Mike both have strong strategic leadership experience and have successfully led substantial, integrated mining businesses. We are pleased to have these respected industry leaders join our Board and lend us their invaluable expertise as we work to become a large, low-cost, sustainable producer of lithium hydroxide and a prime contributor to U.S. energy national security.”

Ms. Alvord most recently served as the President of the Central Division of Vulcan Materials Company, the nation’s largest producer of construction aggregates. She previously served as Vulcan’s President of the Southern & Gulf Coast Division and Vice President of Corporate Planning and Performance Improvement. Before joining Vulcan, Ms. Alvord held various executive management positions at GE Aviation, including serving as President of GE Aviation-Unison Industries and GE Aviation-Middle River Aircraft Systems. In addition to serving as a board member for Piedmont, Ms. Alvord also serves on the boards of Apogee Enterprises and Albany International. She began her career as a strategy consultant at McKinsey & Co. after graduating from Harvard Business School.

For nearly a decade, Mr. Bless served as President and CEO of Century Aluminum Company (“Century”), a U.S.-based, publicly-held, global producer of primary aluminum, and was a member of the company’s Board of Directors. Prior to becoming CEO, Mr. Bless served as Executive Vice President and Chief Financial Officer of Century for five years. Previous to Century, he held a range of executive positions with several companies including Maxtor Corporation and Rockwell Automation, Inc. In addition to serving as a board member for Piedmont, Mr. Bless also is a board member of CNA Financial Corporation and Enact Holdings. Mr. Bless is a graduate of Princeton University.

Ms. Alvord and Mr. Bless will participate in the Company’s standard compensation program for non-employee directors as determined by the Board from time to time and disclosed in the Company’s Form 8-K filed on January 4, 2023.

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
VP, Corporate Communications	Media Inquiries
T: +1 704 575 2549	E: Christian@dlpr.com
E: esanders@piedmontlithium.com	E: Jeff@dlpr.com

About Piedmont Lithium
Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX:SYA) and in Ghana with Atlantic Lithium (AIM:ALL; ASX:A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, and construction activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; strategy; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium will be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s  properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining and Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.